UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 22, 2013

Anika Therapeutics, Inc.
(Exact name of registrant as specified in its charter)

Massachusetts	000-21326	04-314-5961
(State or other jurisdiction	(Commission File	(IRS Employer
of incorporation)	Number)	Identification No.)

32 Wiggins Avenue Bedford, Massachusetts	01730
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (781) 457-9000

N/A
 (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 22, 2013, Anika Therapeutics, Inc. (“Anika” or the “Company”) and Mr. Kevin W. Quinlan entered into a separation agreement (the “Agreement”) regarding the employment of Mr. Quinlan by the Company through March 31, 2013 (the “Termination Date”).  This Agreement was entered into in connection with Mr. Quinlan’s previously announced departure as the Company’s Chief Financial Officer. Pursuant to the Agreement, among other items, Mr. Quinlan will receive his base salary for twelve months following the Termination Date on the Company's regular payroll schedule, subject to applicable tax withholdings.  The Company will continue providing medical and dental coverage for Mr. Quinlan until the earliest of (i) March 31, 2014, or (ii) the date Mr. Quinlan becomes eligible for group medical care coverage through other employment.  Mr. Quinlan will be eligible for COBRA continuation coverage after March 31, 2014 to the extent eligibility conditions are met.  Mr. Quinlan will receive an extended exercise period for 88,750 shares of vested equity awards through December 31, 2013.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, which is attached as Exhibit 10.1 to this Form 8-K and is incorporated herein by reference in its entirety.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description
10.1	Agreement between Anika Therapeutics, Inc., and Mr. Kevin W. Quinlan, dated February 22, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Anika Therapeutics, Inc.

Date: February 28, 2013	By:	/s/ Charles H. Sherwood
	Name:	Charles H. Sherwood
	Title:	President & Chief Executive Officer